Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Life and Annuity Insurance Company:

We consent to the use of (i) our report dated May 24, 2006 with respect to the statutory statements of admitted assets, liabilities and capital and surplus of GE Life and Annuity Assurance Company (renamed Genworth Life and Annuity Insurance Company as of January 1, 2006) as of December 31, 2005 and 2004, and the related statutory statements of summary of operations, changes in capital and surplus, and cash flows for the years then ended, (ii) our report dated May 24, 2006 with respect to the statutory statements of admitted assets, liabilities and capital and surplus of Federal Home Life Insurance Company as of December 31, 2005 and 2004, and the related statutory statements of summary of operations, changes in capital and surplus, and cash flows for the years then ended, and (iii) our report dated May 24, 2006 with respect to the statutory statements of admitted assets, liabilities and capital and surplus of First Colony Life Insurance Company as of December 31, 2005 and 2004, and the related statutory statements of summary of operations, changes in capital and surplus, and cash flows for the years then ended, all of which are included herein.

Our reports dated May 24, 2006 include explanatory language that states that the Companies prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia, which practices differ from U.S. generally accepted accounting principles. Accordingly, our reports state that the statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further state that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices.

/s/ KPMG LLP

Richmond, Virginia

July 7, 2006